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                                  May 11, 1996



Dale DeMarchi
2419 20th Street, Unit 1
Santa Monica, CA 90405


RE: Option Agreement


Dear Alex,

     This letter confirms the formal approval by the Board of Directors of the options proposed as part of your employment with Vitafort. These options will be issued in form comparable to those of fellow employees under the following general terms:
    a) TERM OF OPTIONS:  5 Years from issue date
    b) EXERCISE PRICE OF OPTIONS:  24 cents per share
    c) TOTAL STOCK OPTIONS APPROVED:  100,000
    d) PERFORMANCE VESTING REQUIREMENTS: These options are subject to performance vesting requirements to be determined on or before June 30, 1996. These performance vesting requirements shall confirm the following minimum vesting at the following dates:
          i. (10,000 option shares) irrevocably vest upon execution of this option.
          ii. (15,000 option shares) irrevocably vest as of June 30, 1996 provided Mr. DeMarchi is employed full time by Vitafort International Corporation at that time (no right of proration is granted or inferred).
          iii. The balance of the options will vest in accordance with specific performance criteria to be determined on or before June 30, 1996. However, should the Company fail to establish specific criteria for any reason, an additional 25% (25,000 option shares) shall vest on January 1 of 1997, 1998, and 1999.

     Please signify your agreement and acceptance of these terms by signing a copy of the letter and returning same directly to me at your earliest convenience. Upon receipt of your acceptance, we will endeavor to include the underlying shares in the next appropriate registration effort.


                                   Sincerely,


                               /s/  Eloy L. Ellis
                         ------------------------------
                                  Eloy L. Ellis


                          CONFIRMED, AGREED, & ACCEPTED:



                                /s/ Dale DeMarchi
                         ------------------------------
                                  Dale DeMarchi